Exhibit 99.1

OUTFRONT MEDIA ANNOUNCES QUARTERLY DIVIDEND

New York, October 26, 2021 — OUTFRONT Media Inc. (NYSE: OUT) announced today that its board of directors has declared a quarterly cash dividend on the Company's common stock of $0.10 per share payable on December 31, 2021 to shareholders of record at the close of business on December 3, 2021.

About OUTFRONT Media Inc.
OUTFRONT leverages the power of technology, location and creativity to connect brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its technology platform, OUTFRONT will fundamentally change the ways advertisers engage audiences on-the-go.

Contacts:

Investors	Media
Matthew Siegel	Courtney Richards
Chief Financial Officer	PR & Events Specialist
(212) 297-6535	(646) 876-9404
matthew.siegel@OUTFRONT.com	courtney.richards@OUTFRONT.com